SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  COMMISSION FILE NUMBER 0-14252


                    ENEX OIL & GAS INCOME PROGRAM II-5, L.P.
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                  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
             CHARTER) 800 ROCKMEAD DR., THREE KINGWOOD PLACE, SUITE
                             200, KINGWOOD, TX 77339
                               TEL: (713) 358-8401
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    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF REGISTRANT'S PRINCIPAL OFFICES)

                  $500 "UNITS" OF LIMITED PARTNERSHIP INTERESTS
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
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                 (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR
                       WHICH A DUTY TO FILE REPORTS UNDER
                         SECTION 13(A) OR 15(D) REMAINS)

         PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

       RULE 12G-4(A)(1)(I)       X              RULE 12H-3(B)(1)(I)       O

       RULE 12G-4(A)(1)(II)      O              RULE 12H-3(B)(1)(II)      O

       RULE 12G-4(A)(2)(I)       O              RULE 12H-3(B)(2)(I)       O

       RULE 12G-4(A)(2)(II)      O              RULE 12H-3(B)(2)(II)      O

                                                         RULE 15D-6       O



         APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE DATE: NONE

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, ENEX OIL & GAS INCOME PROGRAM II-5, L.P. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                             ENEX RESOURCES CORPORATION,
                                             AS GENERAL PARTNER



DATE:    APRIL 23, 1997                     BY:  /S/ R. E. DENSFORD
     -----------------------                --------------------

                                            NAME:   R. E. DENSFORD
                                            TITLE:    VICE PRESIDENT - FINANCE


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